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                                   EXHIBIT 1.2

                    GREENVILLE FEDERAL FINANCIAL CORPORATION
                             (a federal corporation)
                             Up to 1,397,250 Shares
                  (Subject to Increase Up to 1,606,837 Shares)

                         COMMON STOCK ($0.01 Par Value)
                       Subscription Price $10.00 Per Share

                                AGENCY AGREEMENT

                                    [-], 2005

Keefe, Bruyette & Woods, Inc.
211 Bradenton Drive
Dublin, Ohio 43017-5034

Ladies and Gentlemen:

      Greenville Federal Financial Corporation, a newly formed federally chartered stock corporation ("Greenville Federal Financial Corporation"), Greenville Federal MHC, a newly formed federally chartered mutual holding company ("Greenville Federal MHC"), and Greenville Federal Savings and Loan Association, a federally chartered mutual savings and loan association (the "Bank") (collectively, the "Greenville Federal Parties") hereby confirm, jointly and severally, their agreement with Keefe, Bruyette & Woods, Inc. ("KBW" or the "Agent"), as follows:

      SECTION 1. THE OFFERING. The Bank, in accordance with the Plan of Reorganization and Stock Issuance Plan, adopted April 18, 2005 (the "Plan"), intends to convert from mutual to stock form and to reorganize into a federal mutual holding company structure as a wholly owned subsidiary of Greenville Federal Financial Corporation, which in turn will be a majority-owned subsidiary of the Greenville Federal MHC (the "Reorganization"). All capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings set forth in the Plan. The Reorganization is being conducted in accordance with the laws of the United States and the applicable regulations of the Office of Thrift Supervision (the "OTS") (such laws and the regulations are referred to herein as the "MHC Regulations"). In connection with the Reorganization, Greenville Federal Financial Corporation will offer stock on a priority basis to (i) Eligible Account Holders; (ii) tax-qualified employee plans of the Bank and Greenville Federal Financial Corporation; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. Pursuant to the Plan, Greenville Federal Financial Corporation is offering a minimum of 1,032,750 and a maximum of 1,397,250 shares (subject to an increase up to 1,606,837 shares)

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of common stock, $0.01 par value per share (the "Common Stock"), in the
Subscription Offering, and, if necessary, (i) the Direct Community Offering and/or (ii) a Public Offering.

      Pursuant to the Plan, Greenville Federal Financial Corporation will offer and sell shares of its Common Stock (the "Shares") in the Subscription Offering, Direct Community Offering, and/or Public Offering (collectively, the "Offering"). Greenville Federal Financial Corporation may offer Shares, if any, remaining after the Subscription Offering, in the Direct Community Offering with a preference to natural persons residing in Darke County, Ohio, and then to the general public. In the event a Direct Community Offering is held, it may be held at any time during or promptly after the Subscription Offering. Depending on market conditions, Shares available for sale but not subscribed for in the Subscription Offering or purchased in the Direct Community Offering may be offered in the Public Offering to the general public on a best efforts basis, as described in subsection 4(c) below. Upon completion of the Offering, pursuant to the Plan, 45% of the outstanding Common Stock of Greenville Federal Financial Corporation will be publicly held and 100% of the outstanding common stock of the Bank will be held by Greenville Federal Financial Corporation. Greenville Federal Financial Corporation will sell the Shares in the Offering at $10.00 per share (the "Purchase Price"). If the number of Shares offered is increased or decreased in accordance with the Plan, the term "Shares" shall mean such greater or lesser number, where applicable.

      Greenville Federal Financial Corporation has filed with the U.S. Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form SB-2 (File No. 333-126035) in order to register the Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto as have been required to the date hereof (the "Registration Statement"). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the "Prospectus," except that if any prospectus is filed by Greenville Federal Financial Corporation pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933 Act (the "1933 Act Regulations") differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

      In connection with the Reorganization, the Bank filed with the OTS a Notice of Mutual Holding Company Reorganization and Application for Approval of an Issuance by a Subsidiary of a Mutual Holding Company, including exhibits and the Prospectus (the "MHC Notice"). Greenville Federal Financial Corporation has filed with the OTS its application on Form H-(e)1-S (the "Holding Company Application") to become a savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations promulgated thereunder. Collectively, the MHC Notice and Greenville Federal Financial Corporation Application may also be termed the "Applications."

      SECTION 2. RETENTION OF AGENT. Subject to the terms and conditions herein set forth, the Greenville Federal Parties hereby appoint the Agent as their financial advisor and marketing

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agent to utilize its best efforts to solicit subscriptions for Shares and to advise and assist the Greenville Federal Parties with respect to Greenville Federal Financial Corporation's sale of the Shares in the Offering.

      On the basis of the representations, warranties, and agreements herein contained, but subject to the terms and conditions herein set forth, the Agent accepts such appointment and agrees to consult with and advise the Greenville Federal Parties as to the matters set forth in the letter agreement, dated February 9, 2005, between the Bank and KBW (the "Letter Agreement"). It is acknowledged by the Greenville Federal Parties that the Agent shall not be required to purchase any Shares or be obligated to take any action that is inconsistent with all applicable laws, regulations, decisions or orders.

      Except as described in Section 14 of this Agreement, the obligations of the Agent pursuant to this Agreement shall terminate upon the completion or termination or abandonment of the Plan by Greenville Federal Financial Corporation or upon termination of the Offering, but in no event later than 45 days after the completion of the Subscription Offering (the "End Date"). All fees or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Greenville Federal Parties and the Agent may agree to renew this Agreement under mutually acceptable terms and subject to the approval of any governmental agency or regulatory authority having jurisdiction over such matters.

      In the event Greenville Federal Financial Corporation is unable to sell a minimum of 1,397,250 Shares by the End Date, this Agreement shall terminate and Greenville Federal Financial Corporation shall refund to any persons who have subscribed for any of the Shares the full amount that it may have received from them plus accrued interest, as set forth in the Prospectus, and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 10, 12, 13 and 14 hereof.

      In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to Section 4(a) below, and to the reimbursement of expenses pursuant to Section 10 below.

      SECTION 3. SALE AND DELIVERY OF SHARES. If all conditions precedent to the consummation of the Reorganization, including, without limitation, the sale of all Shares required by the Plan to be sold, are satisfied, Greenville Federal Financial Corporation agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date (as hereinafter defined) against payment to Greenville Federal Financial Corporation by any means authorized by the Plan; provided, however, that no funds shall be released to Greenville Federal Financial Corporation until the conditions specified in Section 11 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the Greenville Federal Parties and the Agent. Certificates for Shares shall be delivered directly to the purchasers in accordance with their directions. The date upon which

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Greenville Federal Financial Corporation shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the "Closing Date."

      SECTION 4. COMPENSATION. The Agent shall receive the following compensation for its services hereunder:

      (a) A management fee of $25,000, all of which has been paid. Such fees shall be deemed to have been earned when due. Should the Reorganization be terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall have earned and be entitled to be paid fees accruing through the stage at which the termination occurred.

      (b) A Success Fee equal to 1.35% of the aggregate purchase price of the Common Stock sold in the Subscription Offering and Direct Community Offering. The management fee described in subparagraph 4(a) shall be applied against the Success Fee described in this subparagraph 4(b).

      (c) If any of the Shares remain available after the Subscription Offering and the Direct Community Offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers ("Selected Dealers") to assist in the sale of such Shares on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. KBW will endeavor to distribute the Shares among the Selected Dealers in a fashion which best meets the distribution objectives of the Bank and the Plan. KBW will be paid a fee not to exceed 5.5% of the aggregate purchase price of the shares sold by the Selected Dealers. From this fee, KBW will pass on to the Selected Dealers who assist in such offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than KBW shall be transmitted by KBW to such Selected Dealers. The decision to utilize Selected Dealers will be made by the Bank upon consultation with KBW. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 4(c), such fees shall be in lieu of and not in addition to payment pursuant to subparagraph 4(b).

      Full payment of KBW's fees, as described above, shall be made in next day funds on the earlier of the Closing Date or a determination by the Bank to terminate or abandon the Plan.

      SECTION 5. CLOSING. The closing for the sale of the Shares shall take place on the Closing Date at such location as mutually agreed upon by the Agent and the Greenville Federal Parties. At the closing, the Greenville Federal Parties shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 4 and 10 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

      SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE GREENVILLE FEDERAL PARTIES. The Greenville Federal Parties jointly and severally represent and warrant to the Agent that:

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      (a) Each of the Greenville Federal Parties has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, and, as of the Closing Date, each of the Greenville Federal Parties will have all such power, authority, authorizations, approvals and orders as may be required to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold by the Company and related cash contributions, as provided herein and as described in the Prospectus. The consummation of the Reorganization, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of each of the Greenville Federal Parties. This Agreement has been validly executed and delivered by each of the Greenville Federal Parties, and is a valid, legal and binding obligation of each of the Greenville Federal Parties, in each case enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, or the rights of creditors of insured financial institutions and their holding companies, (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) the extent, if any, that the provisions of Sections 12 or 13 hereof may be unenforceable as against public policy.

      (b) The Registration Statement was declared effective by the Commission on [-], 2005. No stop order has been issued with respect to the Prospectus. No proceedings related to the Prospectus have been initiated or, to the knowledge of the Greenville Federal Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the 1933 Act and the 1933 Act Regulations. The Registration Statement and the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the Closing Date, the Registration Statement, including the Prospectus (including any amendment or supplement thereto) and, when taken together with the Prospectus, any Blue Sky Application or Sales Information (as such terms are defined in Section 12 hereof) authorized for use by any of the Greenville Federal Parties in connection with the Offering, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Greenville Federal Parties by the Agent expressly regarding the Agent included under the caption "Our Reorganization and Stock Offering - Marketing arrangements" and in the third sentence of the first paragraph under the caption "Market for the Common Stock."

      (c) The MHC Notice, including the Prospectus and the proxy statement for the solicitation of proxies from members of the Bank for the special meeting to approve the Plan (the

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"Members' Proxy Statement"), was prepared by the Company and the Bank and filed with the OTS. The MHC Notice was approved by the OTS on [-], 2005. The Prospectus and Members' Proxy Statement have each been authorized for use by the OTS. As of [-], 2005 and at all times subsequent thereto until the Closing Date, the MHC Notice, including the Prospectus and the Members' Proxy Statement (including any amendment or supplement thereto), will comply in all material respects with the MHC Regulations, except to the extent waived in writing by the OTS. The MHC Notice, including the Prospectus and the Members' Proxy Statement (including any amendment or supplement thereto), does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(c) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company or the Bank by the Agent or its counsel expressly regarding the Agent included in the Prospectus contained in the MHC Notice under the caption "Our Reorganization and Stock Offering - Marketing arrangements" and in the third sentence of the first paragraph under the caption "Market for the Common Stock."

      (d) The Holding Company Application has been prepared by the Company in material conformity with the requirements of the OTS and approved by the OTS. A conformed copy of the Holding Company Application has been delivered to the Agent and its counsel, receipt of which is hereby acknowledged by the Agent.

      (e) No order has been issued by the OTS, the SEC or any state securities administrator preventing or suspending the use of the Prospectus or any supplemental sales literature authorized by the Greenville Federal Parties for use in connection with the Offering, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization is pending or, to the best knowledge of the Greenville Federal Parties, threatened.

      (f) Pursuant to the MHC Regulations, the Plan has been approved by the Board of Directors of the Bank and is subject to approval by the members of the Bank; at the Closing Date, the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the MHC Regulations, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon the Bank by the OTS, the SEC or any other regulatory authority, other than those which the regulatory authority permits to be completed after the Reorganization and in the manner described in the Prospectus. To the best knowledge of the Greenville Federal Parties, no person has sought to obtain review of the final action of the OTS in approving the Plan, the MHC Notice or the Holding Company Application pursuant to applicable statutes or regulations.

      (g) Keller & Company, Inc., which prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offering was based (the "Appraisal"), has advised the Greenville Federal Parties in writing that it is independent with respect to each of the Greenville Federal Parties within the meaning of the MHC Regulations, and the Greenville

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Federal Parties believe Keller & Company, Inc. to be expert in preparing appraisals of savings institutions.

      (h) Grant Thornton LLP, which certified the financial statements filed as part of the Registration Statement and the MHC Notice, has advised the Greenville Federal Parties that it is an independent certified public accountant within the meaning of the Code of Ethics of the AICPA, and Grant Thornton LLP is, with respect to the Greenville Federal Parties and each subsidiary thereof, an independent certified public accountant as required by the 1933 Act and the 1933 Act Regulations.

      (i) The financial statements, schedules and notes related thereto that are included in the Prospectus fairly present in all material respects the financial condition, results of operations, equity and cash flows of the Bank at the respective dates indicated and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the SEC and generally accepted accounting principles ("GAAP") (including those requiring the recording of certain assets at their current market value). Such financial statements, schedules and notes related thereto have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as noted in the Notes to the financial statements), present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Bank with the OTS, and any other applicable regulatory authority, except that accounting principles employed in such regulatory filings conform to the requirements of such authorities and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements of the Bank included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been consistently applied on the basis described therein.

      (j) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein: (i) there has not been any material adverse change in the financial condition, results of operations, capital, assets, properties or business of the Greenville Federal Parties, taken as a whole, whether or not arising in the ordinary course of business; (ii) there has not been any material increase in the long-term debt of the Bank or in the principal amount of the Bank's assets that are classified by the Bank as substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in equity capital or total assets of the Bank, nor have the Greenville Federal Parties issued any securities or incurred any liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by the Greenville Federal Parties that have not been disclosed in the Prospectus; (iv) there has not been any material adverse change in the aggregate dollar amount of the Bank's deposits or its consolidated net worth; (v) there has been no material adverse change in the Greenville Federal Parties' relationship with their insurance carriers, including, without limitation, cancellation or other termination of the Greenville Federal Parties fidelity bond or any other type of insurance coverage; (vi) there has been no material change in executive management of the Greenville

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Federal Parties; (vii) none of the Greenville Federal Parties has sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; (viii) none of the Greenville Federal Parties is in default in the payment of principal or interest on any outstanding debt obligations; (ix) the capitalization, liabilities, assets, properties and business of the Greenville Federal Parties conform in all material respects to the descriptions thereof contained in the Prospectus; and (x) none of the Greenville Federal Parties has any material contingent or other liabilities, except as set forth in the Prospectus.

      (k) Greenville Federal Financial Corporation is a stock corporation duly organized and validly existing under the laws of the United States, with corporate power and authority to own its properties and to conduct its business, as described in the Prospectus, and is qualified to transact business and will be in good standing in Ohio and in each jurisdiction in which the conduct of business requires such qualification, unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, results of operation, capital, properties, business affairs or prospects of the Greenville Federal Parties taken as a whole (a "Material Adverse Effect"). As of the Closing Date, Greenville Federal Financial Corporation will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and as of the Closing Date, all such licenses, permits and governmental authorizations will be in full force and effect, and Greenville Federal Financial Corporation will be in compliance therewith in all material respects, and Greenville Federal Financial Corporation will be in compliance in all material respects with all laws, rules, regulations and orders applicable to the operation of its business.

      (l) At the Closing Date, Greenville Federal MHC will be duly chartered and validly existing as a mutual holding company in good standing under the laws of the United States with corporate power and authority to own its property and conduct its business as described in the Prospectus.

      (m) As of the date of this Agreement, Greenville Federal Financial Corporation does not own any equity securities or any equity interest in any business enterprise.

      (n) The Bank has been duly organized and is a validly existing federally chartered savings and loan association in the mutual form of organization and upon the Reorganization will become a wholly owned subsidiary of Greenville Federal Financial Corporation, in both instances duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the Bank is in compliance with all laws, rules, regulations and orders applicable to the operation of its business; except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. The Bank does not own equity securities or any equity interest in any other active business enterprise except the Federal Home Loan Bank of Cincinnati and

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Greenville Financial Service Corporation, which as its only business holds cash, or as would not be material to the operations of the Bank. Upon completion of the Reorganization, (i) all of the authorized and outstanding capital stock of the Bank will be owned by Greenville Federal Financial Corporation free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction of any kind and (ii) Greenville Federal Financial Corporation will have no direct subsidiaries other than the Bank. At the Closing Date, the Reorganization will have been effected in all material respects in accordance with all applicable statutes, regulations, decisions and orders; and, except with respect to the filing of certain post-sale, post-Reorganization reports, and documents in compliance with the 1933 Act Regulations, all terms, conditions, requirements and provisions with respect to the Reorganization imposed by the OTS or any other governmental agency, if any, will have been complied with by the Greenville Federal Parties in all material respects or appropriate waivers will have been obtained and all material notice and waiting periods will have been satisfied, waived or elapsed.

      (o) Upon the Reorganization, the authorized capital stock of the Bank will consist of 8,000,000 shares of common stock, of $.01 par value per share (the "Bank Common Stock"), of which 100 shares of Bank Common Stock will be issued and outstanding as of immediately following the Reorganization; no additional shares of Bank Common Stock will be issued.

      (p) The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB-Cincinnati"). The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum limits, and no proceedings for the termination or revocation of such insurance are pending or, to the best knowledge of the Greenville Federal Parties, threatened.

      (q) Upon consummation of the Reorganization, the authorized, issued and outstanding capital stock of Greenville Federal Financial Corporation will be within the range set forth in the Prospectus under the caption "Capitalization" and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of Greenville Federal Financial Corporation); the Shares have been duly and validly authorized for issuance and, when issued and delivered by Greenville Federal Financial Corporation pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the subscription rights granted pursuant to the Plan; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from Greenville Federal Financial Corporation to the purchasers of Shares against payment therefor as set forth in the Plan and the Prospectus.

      (r) None of the Greenville Federal Parties is (i) in violation of their respective charters or bylaws, as applicable or (ii) in default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it or any of its property may be bound, which would result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not:
(i) violate or

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conflict with the charter or bylaws of any of the Greenville Federal Parties;
(ii) conflict with, or constitute a breach of or default under, any material contract, lease or other instrument to which any of the Greenville Federal Parties is a party or by which any of the properties of the Greenville Federal Parties may be bound, or any applicable law, rule, regulation or order, except for such conflicts, breaches or defaults that would not individually or in the aggregate result in a Material Adverse Effect; (iii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Greenville Federal Parties, except for such violations which would not have a Material Adverse Effect; or (iv) result in the creation of any material lien, charge or encumbrance upon any property of the Greenville Federal Parties, except for such liens, charges or encumbrances that would not individually or in the aggregate have a Material Adverse Effect.

      (s) All documents made available to or delivered or to be made available to or delivered by the Greenville Federal Parties or their representatives in connection with the issuance and sale of the Shares, including records of account holders, and depositors of the Bank, or in connection with the Agent's exercise of due diligence, except for those documents which were prepared by parties other than the Greenville Federal Parties or their representatives, to the best knowledge of the Greenville Federal Parties, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

      (t) No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of any of the Greenville Federal Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any of the Greenville Federal Parties is a party or by which any of their property is bound or affected in any respect which, in any such case, would have a Material Adverse Effect on the Greenville Federal Parties taken as a whole, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of any of the Greenville Federal Parties, threatened any action or proceeding wherein any of the Greenville Federal Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Greenville Federal Parties, would have a Material Adverse Effect.

      (u) The Greenville Federal Parties have good and marketable title to all assets which are material to the businesses of the Greenville Federal Parties, free and clear of all liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus, the pledging of assets to secure advances from the FHLB, or where the absence of good and marketable title or the existence of such liens, charges, encumbrances, restrictions or other claims would not have a Material Adverse Effect; and all of the leases and subleases which are material to the businesses of the Greenville Federal Parties, including those described in the Registration Statement or Prospectus, are in force and effect.

      (v) The Greenville Federal Parties are not in violation of any directive from the OTS, or any other agency, to make any material change in the method of conducting their respective

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businesses; the Greenville Federal Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Commission and the OTS), except where the failure to so comply would not have a Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Greenville Federal Parties, threatened, which might materially and adversely affect the Reorganization, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which might result in a Material Adverse Effect.

      (w) Prior to the Closing Date, the Greenville Federal Parties will have received opinions of their counsel, Vorys, Sater, Seymour and Pease LLP ("VSSP"), with respect to the federal and state income tax consequences of the Reorganization, as described in the Registration Statement and the Prospectus, and the facts and representations upon which such opinions will be based, will be truthful, accurate and complete, and none of the Greenville Federal Parties will take any action inconsistent therewith.

      (x) The Bank has filed all required federal and state tax returns, paid all taxes that have become due and payable, except where permitted to be extended or where the failure to pay such taxes would not have a Material Adverse Effect, and made adequate reserves for similar future tax liabilities to the extent required by GAAP, and no deficiency has been asserted with respect thereto by any taxing authority.

      (y) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Greenville Federal Parties of this Agreement, or the issuance of the Shares, except for the approval of the OTS and the Commission, such approvals as may be required under the rules of the NASD or, as applicable, the Nasdaq Stock Market, Inc. or the OTC Bulletin Board, and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered.

      (z) None of the Greenville Federal Parties has: (i) issued any securities within the last 18 months except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, and (b) shares of Common Stock issued with respect to the initial capitalization of Greenville Federal Financial Corporation; (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; or (iii) engaged any intermediary between the Agent and the Greenville Federal Parties in connection with the Offering or the offering of shares of the Common Stock of Greenville Federal Financial Corporation, and no person is being compensated in any manner for such services. Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Reorganization is not completed for whatever reason or for delivery to Greenville Federal Financial Corporation if all Shares are sold.

      (aa) To the best knowledge of the Greenville Federal Parties, the Greenville Federal Parties have not made any payment of funds of the Greenville Federal Parties as a loan to any person for the purchase of Shares, except for Greenville Federal Financial Corporation's loan to the employee stock ownership plan, the proceeds of which may be used to purchase Shares, or has made any other payment or loan of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

      (bb) The Greenville Federal Parties are in compliance in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

      (cc) None of the Greenville Federal Parties nor any properties owned or operated by any of them, is in violation of or liable under any Environmental Law (as defined below), except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending or, to the knowledge of any of the Greenville Federal Parties, threatened relating to the liability of any property owned or operated by any of the Greenville Federal Parties under any Environmental Law. For purposes of this subsection, the term "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, whether by type or by quantity, including any material containing any such substance as a component.

      (dd) The Greenville Federal Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Reorganization.

      (ee) The records used by the Greenville Federal Parties to determine the identity of Eligible Account Holders and Supplemental Eligible Account Holders and Other Members are accurate and complete in all material respects.

      (ff) None of the Greenville Federal Parties is required to be registered as an investment company under the Investment Company Act of 1940.

      (gg) The Greenville Federal Parties have requested that VSSP provide at Closing a Blue Sky Memorandum and assisted VSSP in the preparation of filings with the securities authorities of various states.

      (hh) Any certificates signed by an officer of any of the Greenville Federal Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Greenville Federal Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

      SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE AGENT. Agent represents and warrants to the Greenville Federal Parties that:

      (a) Agent is a duly organized New York corporation and is validly existing and in good standing under the laws of the State of New York and is licensed to conduct business in the State of Ohio with full power and authority to provide the services to be furnished to the Greenville Federal Parties hereunder.

      (b) The execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Agent, and each of this Agreement and the Letter Agreement is the legal, valid and binding agreement of Agent, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (c) Each of Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Offering is consummated or terminated shall maintain, all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.

      (d) The execution and delivery of this Agreement by the Agent, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under the Articles of Incorporation or Bylaws of the Agent or any material agreement, indenture or other instrument to which the Agent is a party or by which its property is bound.

      (e) No action, suit, charge or proceeding before the Commission, the NASD, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of Agent to perform its obligations under this Agreement.

      (f) Agent is registered as a broker/dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934 (the "1934 Act") and is a member in good standing of the NASD.

      (g) Any funds received in the Offering by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.

      SECTION 8. COVENANTS OF THE GREENVILLE FEDERAL PARTIES. The Greenville Federal Parties hereby jointly and severally covenant with the Agent as follows:

      (a) Greenville Federal Financial Corporation will not, at any time after the date the Registration Statement is initially filed, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement. Greenville Federal Financial Corporation will furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and Greenville Federal Financial Corporation's responses thereto.

      (b) The Greenville Federal Parties will not, at any time after the date any Application is approved, file any amendment or supplement to such Application without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement. The Greenville Federal Parties will furnish promptly to the Agent and its counsel copies of all correspondence from the OTS with respect to the Applications and the Greenville Federal Parties' responses thereto.

      (c) The Greenville Federal Parties will use their best efforts to cause the OTS to approve Greenville Federal Financial Corporation's acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the MHC Notice to be approved by the OTS, as applicable, and will promptly upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the MHC Notice as amended, has received the approval of the OTS; (iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) of the receipt of any comments from the OTS or any other governmental entity with respect to the Reorganization or the transactions contemplated by this Agreement; (v) of any request by the Commission, the OTS, or any other governmental entity for any amendment or supplement to the Registration Statement or the Applications or for additional information; (vi) of the issuance by the Commission or the OTS, or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Greenville Federal Parties under the MHC Regulations or other applicable law, or the threat of any such action; (vii) of the issuance by the Commission or the OTS, or any other state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (viii) of the occurrence of any event mentioned in subsection (g) below. The Greenville Federal Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS, or any other state authority of any order referred to in (vi) and (vii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

      (d) The Greenville Federal Parties will deliver to the Agent and to its counsel two conformed copies of each of the following documents, with all exhibits: the Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Greenville Federal Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings. In addition, the Greenville Federal Parties will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as determined and agreed to by the Greenville Federal Parties.

      (e) The Greenville Federal Parties will furnish to the Agent, from time to time during the period when the Prospectus (or any later prospectus related to this offering) is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of such Prospectus (as amended or supplemented) as the Agent may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the rules and regulations of the Commission under the 1934 Act (the "1934 Act Regulations"). Greenville Federal Financial Corporation authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) in any lawful manner contemplated by the Plan in connection with the sale of the Shares by the Agent.

      (f) The Greenville Federal Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby, imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, to be complied with prior to the Closing Date; and when the Prospectus is required to be delivered, the Greenville Federal Parties will comply in all material respects, at their own expense, with all requirements imposed upon them by the OTS, the MHC Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, in each case as from time to time in force, so far as is necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

      (g) During any period when the Prospectus is required to be delivered, each of the Greenville Federal Parties will inform the Agent of any event or circumstance of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Greenville Federal Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Greenville Federal Parties will, at their expense, prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (after a reasonable time for review by counsel for the Agent) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Greenville Federal Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

      (h) Pursuant to the terms of the Plan, Greenville Federal Financial Corporation will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale or to exempt such Shares from registration and to exempt Greenville Federal Financial Corporation and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that Greenville Federal Financial Corporation shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, Greenville Federal Financial Corporation will make and file such statements and reports as are required by the applicable regulatory authority in connection with such registration or qualification for a period of not less than one year from the effective date of the Registration Statement.

      (i) Greenville Federal Financial Corporation and the Bank will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, any shares of their capital stock or securities convertible into or exercisable for shares of their capital stock, without the Agent's prior written consent other than in connection with any plan or arrangement described in the Prospectus, including existing stock benefit plans.

      (j) The Greenville Federal Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption "How We Intend to Use the Proceeds."

      (k) The Greenville Federal Parties will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the MHC Regulations, the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, and the laws of any state in which the shares are qualified for sale.

      (l) Prior to the Closing Date, Greenville Federal Financial Corporation shall register its Common Stock under Section 12(b) or 12(g) of the 1934 Act, and will request that such registration statement shall be effective no later than the completion of the Reorganization. Greenville Federal Financial Corporation shall maintain the effectiveness of such registration for not less than three years or such shorter period as may be required by applicable law.

      (m) (i) During the period during which Shares are registered under the 1934 Act, Greenville Federal Financial Corporation will furnish to its shareholders as soon as practicable after the end of each fiscal year an annual report of Greenville Federal Financial Corporation

(including a consolidated balance sheet and statements of consolidated income, shareholders' equity and cash flows of Greenville Federal Financial Corporation and its subsidiaries as at the end of and for such year, certified by independent public accountants in accordance with Regulation S-X under the 1933 Act and the 1934 Act). (ii) During the period of three years from the date hereof, Greenville Federal Financial Corporation will furnish to the Agent: (A) as soon as practicable after such information is publicly available, a copy of each report of Greenville Federal Financial Corporation furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted (including, but not limited to, reports on Forms 10-K or 10-KSB, 10-Q or 10-QSB and 8-K and all proxy statements and annual reports to stockholders), (B) a copy of each other non-confidential report of Greenville Federal Financial Corporation mailed to its shareholders or filed with the Commission, the OTS or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of Greenville Federal Financial Corporation is listed or quoted, each press release and material news items and additional documents and information with respect to Greenville Federal Financial Corporation or the Bank as the Agent may reasonably request; and (C) from time to time, such other nonconfidential information concerning the Greenville Federal Parties as the Agent may reasonably request.

      (n) The Greenville Federal Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on an interest bearing basis as described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of Greenville Federal Financial Corporation's obligation to refund payments received from persons subscribing for or ordering Shares in the Offering, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Greenville Federal Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Greenville Federal Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

      (o) Each of Greenville Federal MHC and Greenville Federal Financial Corporation will register as a savings and loan holding company under the HOLA.

      (p) The Greenville Federal Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the "Interpretation of the Board of Governors of the NASD on Free Riding and Withholding."

      (q) Until the Closing Date, the Greenville Federal Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission and the OTS.

      (r) The Greenville Federal Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the OTS, the MHC Regulations, the Commission, the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Date. Greenville Federal Financial Corporation will comply with all provisions of all undertakings contained in the Registration Statement.

      (s) The Greenville Federal Parties will not amend the Plan without notifying the Agent prior thereto.

      (t) Greenville Federal Financial Corporation shall provide the Agent with any information necessary to allow the Agent to manage the allocation process in order to permit Greenville Federal Financial Corporation to carry out the allocation of the Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

      (u) Prior to the Closing Date, the Greenville Federal Parties will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

      (v) Greenville Federal Financial Corporation will not deliver the Shares until the Greenville Federal Parties have satisfied or caused to be satisfied each condition set forth in Section 11 hereof, unless such condition is waived in writing by the Agent.

      (w) Prior to the Closing Date, the Plan shall have been approved by the members of the Bank in accordance with the Plan and the MHC Regulations and the applicable provisions, if any, of the Bank's charter and bylaws.

      (x) On or before the Closing Date, the Greenville Federal Parties will have used their best efforts (i) to obtain approval for quotation of shares of the Common Stock on the NASDAQ SmallCap Market by the Closing Date and (ii) to cooperate with the Agent to effect the alternative quotation of shares of the Common Stock on the OTC Bulletin Board by the Closing Date if the requirements for quotation on the NASDAQ SmallCap Market are not met and will use their best efforts to maintain such quotation and will have completed all conditions precedent to the Reorganization specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the MHC Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon any of the Greenville Federal Parties by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus.

      (y) Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein or set forth in an amendment or supplement thereto, none of the Greenville Federal Parties will: (i) issue any securities or incur any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or
(ii) enter into any transaction which is material in light of the business and properties of the Greenville Federal Parties, taken as a whole.

      SECTION 9. COVENANTS OF THE AGENT. The Agent hereby covenants with the Greenville Federal Parties as follows:

      (a) During the Offering, the Agent shall comply, in all material respects, with all requirements imposed upon it by the OTS and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations with respect to the Offering.

      (b) The Agent shall distribute the Prospectus in connection with the sales of the Common Stock in accordance with the MHC Regulations, the 1933 Act and the 1933 Act Regulations.

      SECTION 10. PAYMENT OF EXPENSES. Whether or not the Reorganization is completed or the sale and issuance of the Shares by Greenville Federal Financial Corporation is consummated, the Greenville Federal Parties will pay for all their expenses incident to the performance of this Agreement customarily borne by issuers, including without limitation: (a) the preparation and filing of the MHC Notice; (b) the preparation, printing, filing, delivery and mailing of the Registration Statement, including the Prospectus, and all documents related to the Offering and proxy solicitation; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by Greenville Federal Financial Corporation under the securities or "Blue Sky" laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the NASD related to the Agent's fairness filing under NASD Rule 2710; (e) fees and expenses related to the preparation of the independent appraisal; (f) fees and expenses related to auditing and accounting services; (g) expenses relating to advertising, temporary personnel, investor meetings and stock information center; (h) transfer agent fees and costs of preparation and distribution of stock certificates; and (i) any fees or expenses associated with the NASDAQ SmallCap Market application or listing or with quoting on the OTC Bulletin Board. The Greenville Federal Parties also agree to reimburse Agent for reasonable out-of-pocket expenses accompanied by appropriate documentation, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers, as well as legal fees and expenses, incurred by Agent in connection with the services hereunder. Agent will not seek reimbursement of legal fees and expenses in excess of $35,000 without the approval of the Bank. The reasonable out-of-pocket expenses for the Agent are estimated to be $10,000. In the event that the Agent incurs any expenses on behalf of the Greenville Federal Parties, the Greenville Federal Parties will pay or reimburse the Agent for such expenses regardless of whether the Reorganization is successfully completed, and such reimbursements will not be included in the expense limitations set forth above. The Greenville Federal Parties acknowledge, however, that such limitations may be increased by the mutual consent of the Bank and Agent in the event of delay in the Offering requiring the Agent to utilize a Public Offering, a delay as a result of circumstances requiring material additional work by Agent or its counsel or an update of the financial information in tabular form contained in the Prospectus for a period later than March 31, 2005. Not later than two days prior to the Closing Date, the Agent will provide the Bank with a detailed accounting of all reimbursable expenses to be paid at the Closing in next day funds. In the event the Bank determines to abandon or terminate the Plan prior to Closing, payment of such expenses shall be made in next day funds on the date such determination is made.

      SECTION 11. CONDITIONS TO THE AGENT'S OBLIGATIONS. The obligations of the Agent hereunder and the occurrence of the Closing and the Reorganization are subject to the condition that all representations and warranties of the Greenville Federal Parties herein contained are, at and as of the commencement of the Offering and (except to the extent such representations and warranties speak as of an earlier date) at and as of the Closing Date, true and correct, the condition that the Greenville Federal Parties shall have performed, in all material respects, all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

      (a) At the Closing Date, the Greenville Federal Parties shall have conducted the Reorganization in all material respects in accordance with the Plan, the MHC Regulations and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon them by the OTS and the SEC or any other authority government.

      (b) The Registration Statement shall have been declared effective by the SEC, the MHC Notice and Holding Company Application shall have been approved by the OTS and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Greenville Federal Parties, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Reorganization shall have been issued, or proceedings therefor initiated or, to the knowledge of the Greenville Federal Parties, threatened by the OTS, the Commission, or any other governmental body. The Shares shall have been registered for offering and sale or exempted therefrom under the securities or blue sky laws of the jurisdictions as the Agent shall have reasonably requested and as agreed to by Greenville Federal Financial Corporation.

      (c) At the Closing Date, the Agent shall have received:

            (1) The opinion, dated as of the Closing Date, of VSSP, in form and substance satisfactory to the Agent and counsel for the Agent, to the effect that:

                  (i) Greenville Federal Financial Corporation is a corporation duly organized and validly existing under the laws of the United States, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus.

                  (ii) The Bank is a validly existing federally chartered mutual savings and loan association, and upon consummation of the Reorganization, the Bank will become a validly existing federally chartered stock savings bank, with full power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder; the activities of the Bank as described in the Prospectus are permitted by federal law and the rules and regulations of the OTS (or valid waivers granted it by the OTS from such rules and regulations); all of the capital stock of the Bank to be outstanding upon completion of the Reorganization will be validly issued, fully paid and nonassessable and will be owned of record and beneficially by Greenville Federal Financial Corporation, free and clear, to such counsel's Actual Knowledge, of any mortgage, pledge, lien, encumbrance, claim or restriction.

                  (iii) The Bank is a member in good standing of the Federal
            Home Loan Bank of Cincinnati. The Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel's Actual Knowledge, no proceedings for the termination or revocation of the federal deposit insurance of the Bank are pending or threatened.

                  (iv) Greenville Federal MHC has been duly organized and is validly existing as a federally chartered mutual holding company, duly authorized to conduct its business and own its properties as described in the Registration Statement and Prospectus.

                  (v) Upon consummation of the Reorganization and the issuance of the Shares immediately upon completion of the Reorganization, under the terms of the approval order of the OTS, in an amount as described in the Prospectus, (a) the authorized, issued and outstanding capital stock of Greenville Federal Financial Corporation will be within the range set forth in the Prospectus under the caption "Capitalization," and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of Greenville Federal Financial Corporation); (b) the Shares to be subscribed for in the Offering will have been duly and validly authorized for issuance, and, when issued and delivered by Greenville Federal Financial Corporation pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be duly and validly issued and fully paid and nonassessable; and (c) the issuance of the Shares is not subject to preemptive rights under the charter or bylaws of Greenville Federal Financial Corporation, or arising or outstanding by operation of law or under any contract, indenture, agreement, instrument or other document known to such counsel, except for the subscription rights under the Plan. To such counsel's Actual Knowledge, upon issuance of the Shares, good title to the Shares will be transferred from Greenville Federal Financial Corporation to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

                  (vi) The Greenville Federal Parties have full power and
            authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Plan. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Greenville Federal Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Greenville Federal Parties, enforceable in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualification that (i) enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other laws (including the laws of fraudulent conveyance) or judicial decisions affecting the enforceability of creditors' rights generally or the rights of creditors of savings associations or financial institutions, the accounts of which are insured by the FDIC, or their holding companies, and (ii) enforcement thereof is subject to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability of injunctive relief and enforceability of equitable remedies, including the remedies of specific performance and self-help.

                  (vii) Pursuant to the MHC Regulations, the Plan has been duly approved by the required vote of the Bank's members, based upon the certificate of the inspector of election, and duly adopted by the required vote of the directors of Greenville Federal Financial Corporation and the Bank.

                  (viii) The Plan complies in all material respects with the MHC
            Regulations; the MHC Notice and the Holding Company Application have been approved by the OTS, and, to such counsel's Actual Knowledge, no action has been taken and, to such counsel's Actual Knowledge, none is pending or threatened by the OTS, Commission or any other governmental authority to revoke such approval or to suspend the Offering or the use of the Prospectus, and subject to the satisfaction of any conditions set forth in such approvals, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the consummation of the Reorganization, except as may be required under the securities or "Blue Sky" laws of various jurisdictions as to which no opinion need be rendered. To such counsel's Actual Knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Plan, the MHC Notice, the Prospectus or the Holding Company Application.

                  (ix) The Registration Statement has become effective under the
            1933 Act, and to such counsel's Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, or proceedings for that purpose have been instituted by the Commission and to such counsel's Actual Knowledge, no such proceedings have been threatened by the Commission.

                  (x) The terms and provisions of the Shares conform in all
            material respects to the description thereof contained in the Registration Statement and the Prospectus, and the forms of certificates proposed to be used to evidence the Shares are in due and proper form in compliance with applicable laws.

                  (xi) At the time the MHC Notice, including the Prospectus and
            Members' Proxy Statement contained therein, was approved by the OTS, the MHC Notice, including the Prospectus and Members' Proxy Statement contained therein, as amended or supplemented, complied as to form in all material respects with the requirements of the MHC Regulations (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan, as to which counsel need express no opinion).

                  (xii) At the time that the Registration Statement became
            effective and as of the Closing Date, the Registration Statement, including the Prospectus (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan, as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder.

                  (xiii) To such counsel's Actual Knowledge, there are no legal or governmental proceedings pending or threatened (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the Reorganization or the offer, sale or issuance of the Shares, or
            (iii) which are required to be disclosed in the Registration Statement and Prospectus, other than those disclosed therein.

                  (xiv) The information in the Prospectus under the captions
            "Summary -- The reorganization and the stock offering," "Risk Factors," "How We Intend to Use the Proceeds," "Our Plans Regarding Dividends," "Management," "Supervision and Regulation," "Taxation," "Our Reorganization and Stock Offering," "Restrictions on Acquisition of Greenville Federal Financial Corporation and Greenville Federal" and "Description of Capital Stock of Greenville Federal Financial Corporation," to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects. The descriptions in the Prospectus of statutes or regulations are accurate summaries and fairly present the information required to be shown.

                  (xv) None of the Greenville Federal Parties is required to be registered as an investment company under the Investment Company Act of 1940.

                  (xvi) To such counsel's Actual Knowledge, none of the
            Greenville Federal Parties is in violation of its Charter and Bylaws or in default or violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such defaults or violations which would not have a Material Adverse Effect on the Greenville Federal Parties taken as a whole; the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein do not (a), to such counsel's Actual Knowledge, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Greenville Federal Parties pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which any of the Greenville Federal Parties is a party or by which any of them may be bound, or to which any of the property or assets of the Greenville Federal Parties are subject, (b) result in any violation of the provisions of the Charter or Bylaws of the Greenville Federal Parties, or (c) result in any violation of any applicable federal or state law, act, regulation (except that no opinion with respect to the securities and blue sky laws of various jurisdictions or the rules or regulations of the NASD, the Nasdaq Stock Market, Inc. and/or the OTC Bulletin Board need be rendered) or, to such counsel's Actual Knowledge, order or court order, writ, injunction or decree.

                  (xvii) The Charter and Bylaws of each of Greenville Federal
            MHC, Greenville Federal Financial Corporation and the Bank comply in all material respects with the laws of the United States.

                  (xviii) To such counsel's Actual Knowledge, none of the
            Greenville Federal Parties is in violation of any directive from the OTS to make any material change in the method of conducting its respective business.

                  (xix) To such counsel's Actual Knowledge, there are no
            material contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the MHC Notice, the Registration Statement or the Prospectus or required to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto in the MHC Notice, the Registration Statement or the Prospectus. The description in the MHC Notice, the Registration Statement and the Prospectus of such documents and exhibits is accurate in all material respects and fairly presents the information required to be shown.

            The opinion may be limited to matters governed by the laws of the United States and the State of Ohio. In rendering such opinion, such counsel may rely as to matters of fact on certificates of responsible officers of the Greenville Federal Parties and public officials; provided copies of any such certificates are delivered to Agent together with the opinion to be rendered hereunder. The term "Actual Knowledge" as used herein shall mean the conscious awareness of facts or other information of the attorneys in such counsel's firm who have rendered legal services in connection with the representation of the Greenville Federal Parties in the Offering or the preparation of such counsel's opinion letter. Such opinion may be limited to present statutes, regulations and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise; and such counsel need express no view, opinion or belief with respect to whether any proposed or pending legislation, if enacted, or any proposed or pending regulations or policy statements issued by any regulatory agency, whether or not promulgated pursuant to any such legislation, would affect the validity of the Reorganization or any aspect thereof. In the context of such counsel's opinion described in paragraph (ix) above regarding the absence of any stop order suspending the effectiveness of the Registration Statement or the institution of proceedings for that purpose by the Commission, such counsel's opinion letter shall state that such counsel has confirmed the same with the staff of the Commission by telephone on the date of such counsel's opinion. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than the Greenville Federal Parties. The opinion of such counsel for the Greenville Federal Parties shall state that it has no reason to believe that the Agent is not reasonably justified in relying thereon.

            (2) A letter of VSSP, which shall state that during the preparation of the Registration Statement and the Prospectus, VSSP participated in conferences with certain officers of and other representatives of the Greenville Federal Parties, counsel to the Agent, representatives of the independent public accountants for the Greenville Federal Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 11(c)(1)), VSSP has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of VSSP that caused VSSP to believe that the Registration Statement at the time it was declared effective by the Commission and as of the date of such letter, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading (it being understood that counsel need express no comment or opinion with respect to statements, notes to financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement or Prospectus, the appraisal valuation or the business plan).

            (3) A Blue Sky Memorandum from VSSP relating to the offering, including Agent's participation therein, and should be furnished to Agent with a copy thereof addressed to Agent or upon which VSSP shall state Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the common stock under applicable state securities law.

      (d) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Grant Thornton LLP dated the date hereof and addressed to the Agent, such letter (i) confirming that Grant Thornton LLP is a firm of independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations, and stating in effect that in the opinion of Grant Thornton LLP, the financial statements of the Bank included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1934 Act and the related rules and regulations of the Commission thereunder; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a review (in accordance with Statement of Auditing Standards No. 71) of the latest available unaudited consolidated interim financial statements of the Bank prepared by the Greenville Federal Parties, a reading of the minutes of the meetings of the Board of Directors of the Bank and committees thereof and consultations with officers of the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited consolidated financial statements included in the Prospectus are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) except as stated in such letter, during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than three business days prior to the date of the Prospectus, there was any material increase in borrowings (defined as securities sold under agreements to repurchase and any other form of debt other than deposits), non-performing loans or special mention loans or material decrease in the deposits, total assets or stockholders' equity, or there was any change in common stock outstanding at the date of such letter as compared with amounts shown in the latest unaudited statement of condition or there was any material decrease in net income of the Bank for the period commencing immediately after the period covered by the latest unaudited income statement and ended not more than three business days prior to the date of the Prospectus as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause
(ii) of this subsection (d), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Greenville Federal Parties from accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

      (e) At the Closing Date, the Agent shall receive a letter from Grant Thornton LLP dated the Closing Date, addressed to the Agent, confirming the statements made by its letter delivered pursuant to subsection (d) of this
Section 11, the "specified date" referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Date.

      (f) At the Closing Date, counsel to the Agent shall have been furnished with such documents as counsel for the Agent may reasonably require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

      (g) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Greenville Federal Parties, dated the Closing Date, to the effect that: (i) they have examined the Registration Statement and at the time the Registration Statement became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; (ii) there has not been, since the respective dates as of which information is given in the Registration Statement, any Material Adverse Effect otherwise than as set forth or contemplated in the Registration Statement; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Greenville Federal Parties have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 11; (v) no stop order has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Reorganization, the acquisition of all of the shares of the Bank by Greenville Federal Financial Corporation, the transactions required under the Plan to consummate the Reorganization or the effectiveness of the Prospectus has been issued and to their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, or any other federal or state authority; and (vii) to their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Reorganization.

      (h) At the Closing Date, the Agent shall receive a letter from Keller & Company, Inc., dated as of the Closing Date, (i) confirming that said firm is independent of the Greenville Federal Parties and is experienced and expert in the area of corporate appraisals, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the MHC Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Greenville Federal Parties, as converted, expressed in the appraisal as most recently updated, remains in effect.

      (i) None of the Greenville Federal Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood, earthquake or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any Material Adverse Effect that is in the Agent's reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

      (j) Prior to and at the Closing Date, in the reasonable opinion of the Agent there shall have been no material adverse change in the financial condition or in the earnings, business affairs or prospects of any of the Greenville Federal Parties independently, or the Greenville Federal Parties taken as a whole, from and as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein.

      (k) At or prior to the Closing Date, the Agent shall receive (i) a copy of the MHC Notice and a copy of the letters from the OTS approving the MHC Notice,
(ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) an executed copy of the charter of Greenville Federal Financial Corporation, (iv) an executed copy of the charter of Greenville Federal MHC; (v) a copy of the letter from the OTS approving the Holding Company Application, (vi) a certificate from the FHLB-Cincinnati evidencing the Bank's membership therein, (vii) a certificate from the FDIC evidencing the Bank's insurance of accounts, and (viii) any other documents that Agent shall reasonably request.

      (l) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day and (C) which when combined with all other such halts occurring during the previous five (5) business days, total less than two (2); (ii) a general moratorium on the operations of federally insured financial institutions or a general moratorium on the withdrawal of deposits from commercial banks or other federally insured financial institutions declared by either federal or state authorities; or (iii) a material adverse change in the financial markets in the United States or elsewhere or any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of which, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

      (m) Prior to and at the Closing date, none of the Greenville Federal Parties will have received from the OTS or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied (which direction, if any, shall have been disclosed to the Agent).

      (n) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of Greenville Federal Financial Corporation or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by Greenville Federal Financial Corporation or the Bank, as the case may be, to the Agent as to the statements made therein.

      SECTION 12. INDEMNIFICATION.

      (a) The Greenville Federal Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the "Related Persons") may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel and Agent's time spent according to normal hourly rates) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities, expenses or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, or other instrument or document of the Greenville Federal Parties or based upon written information supplied by any of the Greenville Federal Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Applications"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of any of the Greenville Federal Parties with its consent or based upon information furnished by or on behalf of any of the Greenville Federal Parties, in order to qualify or register the Shares under the securities laws thereof,
(ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records identifying the Eligible Account Holders and Supplemental Eligible Account Holders or Other Members or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this subsection (a) to the extent such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), the Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization made in reliance upon and in conformity with information furnished to the Greenville Federal Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in such documents. As of the date of this Agreement, the only such information about the Agent provided for such use is contained in the Prospectus under the caption "Our Reorganization and Stock Offering - Marketing arrangements" and in the third sentence of the first paragraph under the caption "Market for the Common Stock." Provided further, that the Greenville Federal Parties will not be responsible for any loss, liability, claim, damage or expense to the extent a court of competent jurisdiction finds they result primarily from material oral misstatements by the Agent to a purchaser or prospective purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence or willful misconduct and the Agent agrees to repay to the Greenville Federal Parties any amounts advanced to it by the Greenville Federal Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.

      (b) The Agent agrees to indemnify and hold harmless the Greenville Federal Parties, their directors and officers, agents, attorneys, servants and employees and each person, if any, who controls any of the Greenville Federal Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Greenville Federal Parties and any such persons upon written demand for any reasonable expenses (including out-of-pocket expenses, fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this Section 12(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Applications, Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished to the Greenville Federal Parties by the Agent or its representatives (including counsel) expressly for use in such documents. As of the date of this Agreement, the only such information about the Agent provided for such use is contained in the Prospectus under the caption "Our Reorganization and Stock Offering - Marketing arrangements" and in the third sentence of the first paragraph under the caption "Market for the Common Stock."

      (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 12, Section 13 or otherwise, unless the failure to give such notice promptly results in material prejudice to the indemnifying party. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall be liable for any settlement of any action, proceeding or suit, which settlement is effected without its prior written consent. Neither the Greenville Federal Parties nor the Agent shall, without the written consent of the other, settle or compromise any claim against them or it based upon circumstances giving rise to an indemnification claim against the other party hereunder unless such settlement or compromise provides that the indemnified party shall be unconditionally and irrevocably released from all liability in respect to such claim.

      (d) The agreements contained in this Section 12 and in Section 13 hereof and the representations and warranties of the Greenville Federal Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents, attorneys, servants or employees or by or on behalf of any of the Greenville Federal Parties or any officers, directors, controlling persons, agents, attorneys, servants or employees of any of the Greenville Federal Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement. Notwithstanding the prior sentence, Sections 12 and 13 hereof are subject to and limited by all applicable securities and banking laws and regulations.

      SECTION 13. CONTRIBUTION.

      In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 12 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Greenville Federal Parties or the Agent, the Greenville Federal Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit, or proceeding of any claims asserted, but after deducting any

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contribution received by the Greenville Federal Parties or the Agent from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) ("Agent's Fees"), less any portion of Agent's Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Greenville Federal Parties from the sale of the Shares in the Offering, net of all expenses of the Offering, except Agent's fees and (ii) the Greenville Federal Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 12 above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Greenville Federal Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Greenville Federal Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Greenville Federal Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, except Agent's fees, net of all expenses of the Offering, received by the Greenville Federal Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Greenville Federal Parties on the one hand or the Agent on the other and the parties' relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Greenville Federal Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 13 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution with respect to any loss or liability arising from such misrepresentation from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Greenville Federal Parties and the Agent under this Section 13 and under
Section 12 shall be in addition to any duties, obligations and liabilities which the Greenville Federal Parties and the Agent may otherwise have. For purposes of this Section 13, each of the Agent's and the

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Greenville Federal Parties' officers, directors and, controlling persons within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Greenville Federal Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 13, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 13.

      SECTION 14. SURVIVAL.

      (a) All representations, warranties and indemnities and other statements contained in this Agreement, or contained in certificates of officers of the Greenville Federal Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Greenville Federal Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Greenville Federal Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

      (b) The provisions of Paragraph 8 of the Letter Agreement, "Additional Services," shall survive the issuance of the Shares (but not any termination or cancellation of this Agreement) for a period of one (1) year, and any legal representative, successor or assign of the Agent and any of the Greenville Federal Parties shall be entitled during such period to the benefit of the agreements contained therein.

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      SECTION 15. TERMINATION.

      (a) Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

      (i) In the event (a) the Plan is abandoned or terminated by Greenville Federal Financial Corporation; (b) Greenville Federal Financial Corporation fails to consummate the sale of the minimum number of Shares prior to [-], 2005 in accordance with the provisions of the Plan or as required by the MHC Regulations and applicable law; or (c) immediately prior to commencement of the Offering, the Agent terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the Prospectus or the existence of market conditions which might render the sale of the Shares inadvisable, this Agreement shall terminate and the Greenville Federal Parties shall refund to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest in accordance with Section 2 hereof, and any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 2, 4, 10, 12, 13 and 14 hereof.

      (ii) If any of the conditions specified in Section 11 hereof shall not have been fulfilled when and as required by this Agreement, or by the Closing Date, or waived in writing by the Agent, this Agreement and all of the Agent's obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 2, 4, 10, 12, 13 and 14 hereof.

      (iii) If Agent elects to terminate this Agreement as provided in this
      Section 15(a), the Bank shall be notified by the Agent as provided in
      Section 16 hereof.

      (iv) If this Agreement is terminated in accordance with the provisions of this Section 15(a), the Agent shall retain the advisory and management fee paid to it pursuant to Section 4 and the Greenville Federal Parties shall reimburse the Agent for any of its other actual, accountable, reasonable out-of-pocket expenses pursuant to Section 10, including, without limitation, communication, legal and travel expenses.

      (b) Either Agent or the Greenville Federal Parties may terminate this Agreement in the event any of the Greenville Federal Parties (in the event of a termination initiated by Agent) or Agent (in the event of a termination initiated by the Greenville Federal Parties) is in material breach of the representations and warranties or covenants in this Agreement and such breach has not been cured within 15 days after the party initiating termination provides notice of such breach to the breaching party. If this Agreement is terminated by Agent under circumstances that would permit termination under
Section 15(a) of this Agreement, then the provisions of Section 15(a) shall apply, regardless of whether this Agreement could also be terminated by Agent under this Section 15(b).

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      (c) This Agreement may be terminated by the mutual written consent of the parties hereto.

      SECTION 16. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Agent shall be directed to Keefe, Bruyette & Woods, Inc., 211 Bradenton Drive, Dublin, Ohio 43017, Attention: Mr. Harold T. Hanley (with a copy to Squire, Sanders & Dempsey, L.L.P., 1300 Huntington Center, 41 S. High Street, Columbus, Ohio 43215, Attention: Fred A. Summer, Esq.); notices to the Greenville Federal Parties shall be directed to Greenville Federal Financial Corporation, 690 Wagner Avenue Greenville, OH 45331-2649, Attention: David M. Kepler, President (with a copy to Vorys, Sater, Seymour and Pease LLP, 52 E. Gay Street, Columbus, Ohio 43216, Attention: John C. Vorys, Esq.).

      SECTION 17. PARTIES. This Agreement shall inure to the benefit of and be binding upon the Agent and the Greenville Federal Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 12 and 13 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Paragraphs 4, 8 and 12 of the Letter Agreement, which are not hereby superseded.

      SECTION 18. PARTIAL INVALIDITY. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

      SECTION 19. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of New York.

      SECTION 20. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

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

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

                               GREENVILLE FEDERAL MHC

                               By: ______________________________________
                                   David M. Kepler
                                   President and Chief Executive Officer

                               GREENVILLE FEDERAL FINANCIAL CORPORATION

                               By: ______________________________________
                                   David M. Kepler
                                   President and Chief Executive Officer

                               GREENVILLE FEDERAL SAVINGS AND LOAN ASSOCIATION

                               By: _____________________________________
                                   David M. Kepler
                                   President and Chief Executive Officer

The foregoing Agency Agreement is hereby confirmed and accepted as of the date first set forth above.

KEEFE, BRUYETTE & WOODS, INC.

By: ________________________________
    Harold T. Hanley
    Managing Director

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